Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

IdeaEdge, Inc.

6440 Lusk Blvd., Suite 200

San Diego, CA 92121

We hereby consent to the use in the Preliminary Prospectus constituting a part of this Registration Statement of our report dated October 31, 2008, relating to the consolidated financial statements of IdeaEdge, Inc., which are contained in that Preliminary Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Preliminary Prospectus.

BDO Seidman, LLP

San Diego, California

January 13, 2009

R-214 (3/06)